Exhibit 10(i)


                    THE VALSPAR CORPORATION STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

SECTION 1.    PURPOSE.

         This plan is known as "The Valspar Corporation Stock Option Plan for Non-Employee Directors" and is hereinafter referred to as the "Plan." The purpose of the Plan is to promote the interests of The Valspar Corporation, a Delaware corporation (the "Company"), by enhancing its ability to attract and retain the services of experienced and knowledgeable independent directors and by providing additional incentive for these directors to increase their interest in the Company's long-term success and progress.

SECTION 2.    PARTICIPATION IN THE PLAN.

         Each director of the Company who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") will be eligible to participate in the Plan.

SECTION 3.    STOCK SUBJECT TO THE PLAN.

         Shares to be issued under the Plan shall be common stock of the Company (par value $.50 per share) ("common stock"), not to exceed a maximum of 250,000 shares, and may be unissued shares or reacquired shares. If options granted under the Plan expire or terminate without having been exercised in full, such unpurchased shares shall be available for other option grants. If shares of common stock are delivered as full or partial payment upon exercise of an option, the number of shares so delivered shall again be available for other option grants.

SECTION 4.    NON-QUALIFIED STOCK OPTION GRANTS.

         Each Non-Employee Director serving as a member of the Board of Directors of the Company on the December 31 immediately preceding each annual meeting of the stockholders of the Company, will automatically be granted on the date of such annual meeting a Non-Qualified Stock Option with a value equal to 50% of the amount of the current annual retainer paid to Non-Employee Directors for their service on the Board of Directors for the preceding fiscal year. The per share option exercise price will be equal to 100% of the Fair Market Value of one share of the Company's common stock on the date of grant, as determined by the closing price of the Company's common stock on the last business day prior to the annual meeting date. The number of shares subject to the option will be determined by using the same option valuation model used to value options for purposes of the notes to the Company's audited financial statements for the prior fiscal year. If no option valuation model is used for financial reporting purposes, the Board of Directors will determine the appropriate model to be used for this purpose. All such options will be designated as Non-Qualified Stock Options. Each option will be immediately exercisable in full and have a term of ten years. Upon termination of a person's service as a director of the Company, such Non-Employee Director will be allowed to exercise the option for a period of three years after the date on which such person ceased to be a director, but in no event may the option be exercised after the expiration of its original term.

SECTION 5.    OPTION AGREEMENT AND EXERCISE OF OPTION.

         Promptly after determination of the number of stock options to be granted to each Non-Employee Director under Section 4, the Company will prepare and deliver a Non-Qualified Stock Option Agreement to each Non-Employee Director, containing the terms described in this Plan. Optionee is not required to exercise options in the sequential order that the options were granted. An option shall be exercised by written notice in a form designated by the Company accompanied by full payment of the purchase price. All or part of the purchase price may be paid by surrender (or deemed surrender through attestation) of previously acquired shares of common stock valued at the fair market value at the closing price on the day preceding the date of exercise. Until an option is exercised and the stock certificate issued, the Optionee shall have no rights as a stockholder with respect to such option.

SECTION 6.    WITHHOLDING OF TAXES.

         Upon exercise of an option, the Optionee shall (i) pay cash, (ii) surrender previously acquired shares of common stock or (iii) authorize the withholding of shares from the shares issued upon exercise of an option for all taxes required to be withheld.

SECTION 7.    NON-TRANSFERABILITY.

         Options shall not be transferable, voluntarily or involuntarily, except by will or applicable laws of descent and distribution. Only the Optionee or Optionee's legal representative or guardian may exercise the option.

SECTION 8.    DILUTION OR OTHER ADJUSTMENTS.

         The number of shares subject to the Plan, the outstanding options and the exercise price may be adjusted by the Committee as it deems equitable in the event of stock split, stock dividend, recapitalization, reclassification or similar event to prevent dilution or enhancement of option rights.

SECTION 9.    MERGERS, ACQUISITIONS, OR OTHER REORGANIZATION.

         The Committee may make provision, as it deems equitable, for the protection of Optionees with grants of outstanding options in the event of (a) merger of the Company into, or the acquisition of substantially all of the stock or assets of the Company by, another entity; or (b) liquidation; or (c) other reorganization of the Company.

SECTION 10.   ADMINISTRATION AND AMENDMENT OF THE PLAN.

         The Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee may suspend or discontinue the Plan or revise or amend it in any respect deemed advisable and in the best interests of the Company; provided, however, that no such revision or amendment would impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of the Optionee without the consent of the Optionee. In addition, no such revision or amendment may, without the approval of the Corporation's stockholders, (i) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (ii) change the designation of the class of individuals eligible to receive options, or (iii) materially increase the benefits accruing to Optionees under the Plan.

SECTION 11.   EFFECTIVE DATE OF THE PLAN.

         The Plan will become effective as of February 25, 1998, the date stockholders of the Company approve such Plan. The first option grant under this Plan will be granted on the date of the annual stockholder meeting held in 1999 to all Non-Employee Directors who were members of the Board of Directors on December 31, 1998. This Plan is being adopted to replace The Valspar Corporation Restricted Stock Plan for Non-Employee Directors, which will automatically terminate following the issuance of the restricted stock grant that was earned for services during 1997.